Exhibit 99.1
Summary of Fiscal 2009 Executive Cash Incentive Compensation Program
     SkillSoft’s named executive officers for the fiscal year ended January 31, 2008 are eligible to receive cash incentive compensation in the form of quarterly and annual bonuses for the fiscal year ending January 31, 2009. The bonus opportunities are linked to SkillSoft’s achievement of defined quarterly and annual company performance metrics approved by the Compensation Committee of the Board of Directors. Specifically, the quarterly performance metrics relate to the achievement of adjusted EBITDA (defined as the company’s net income, plus depreciation and amortization, amortization of intangible assets and capitalized software development costs, stock-based compensation, restatement-related expenses, merger and integration-related expenses, interest expense and the provision for income taxes less interest income and other income) and revenue objectives. The annual performance metrics relate to the achievement of revenue, bookings, adjusted EBITDA and strategic objectives.
     The total quarterly target bonus for each executive officer is set forth in the table below. 50% of each executive’s quarterly target bonus is based on adjusted EBITDA and 50% is based on revenue. The quarterly bonus that each executive officer may receive in any particular quarter is between zero and 150% of his quarterly target bonus.
     The annual target bonus for each executive officer is also set forth in the table below. 25% of each executive’s annual target bonus is based on revenue, 25% is based on adjusted EBITDA, 40% is based on bookings and 10% is based on strategic objectives. The annual bonus that each executive officer may receive is between zero and 150% of his annual target bonus.

				Total Target
		Total Quarterly		Bonus
		Target Bonus	Annual Target	Opportunity for
Name	Title	Opportunity (1)	Bonus Opportunity	Fiscal 2009
Chuck Moran	President and Chief Executive Officer	$251,100	$251,100	$502,200
Jerry Nine	Chief Operating Officer	$119,850	$119,850	$239,700
Tom McDonald	Executive Vice President & Chief Financial Officer	$94,500	$94,500	$189,000
Mark Townsend	Executive Vice President, Technology	$75,000	$75,000	$150,000
Colm Darcy	Executive Vice President, Content Development	$75,000	$75,000	$150,000

(1)	Consists of the aggregate target bonus for all four quarters of the fiscal year ending January 31, 2009.